Exhibit 99.2

NovaDel Releases Positive Results of Pilot Pharmacokinetic Study of Zolpidem Tartrate

Monday February 14, 8:30 am ET

Preliminary Results Show a Faster Rate of Absorption via NovaDel's Lingual Spray Versus Ambien(R) Tablet

FLEMINGTON, N.J.--(BUSINESS WIRE)--Feb. 14, 2005-- NovaDel Pharma Inc. (AMEX: NVD - News) announced positive results of a pilot pharmacokinetic study that was conducted using its lingual spray version of zolpidem tartrate (the active ingredient marketed under the brand name Ambien® by Sanofi-Aventis).

The study was designed to evaluate the pharmacokinetic profile of various doses of NovaDel's lingual spray in comparison to the 10mg Ambien tablet. Novadel achieved its goal of demonstrating the ability to deliver zolpidem via the lingual spray technology and achieve similar blood levels faster than with the currently marketed oral tablet. In addition, although the trial was not specifically designed to assess a clinical effect of the formulation, earlier drowsiness/sedation levels were achieved using the lingual spray than with an Ambien tablet of the same dose (10mg).

The study was conducted using 10 healthy male volunteers. Each volunteer was given a 10mg Ambien tablet and three doses of the lingual spray zolpidem --- 2.5mg, 5mg, and 10mg --- in the aforementioned sequence, at weekly intervals, in the morning, in a Phase I research unit. Plasma zolpidem levels were measured and analyzed for standard pharmacokinetic parameters. In addition, drowsiness and sedation of subjects were also assessed at 15, 30 and 60 minutes following drug administration.

During the first 15 minutes post-dosing, NovaDel's 10mg lingual spray formulation achieved a five-fold increase in the total amount of drug in the blood, and an eight-fold increase in the mean zolpidem concentration, when compared to the 10mg oral tablet.

Importantly from the standpoint of safety, the mean maximum plasma concentration (Cmax) and bioavailability, as measured by area-under-the-curve (AUC), achieved during the entire 12-hour observation period for the 10mg lingual spray did not exceed that of the oral tablet. The study demonstrates a dose-response relationship.

Rate of absorption, as measured by mean time to the maximum concentration level (Tmax), was faster for all three spray groups than for the oral tablet.

Although not the primary objective of the study, analysis of the pharmacodynamic data indicates statistically significantly greater drowsiness/sedation levels at the earliest time-point measured (the first 15 minutes) for the 10 mg lingual spray vs. the 10 mg tablet (p(less than)0.025), which further supports the possibility that a lingual spray could achieve earlier onset of action in insomnia patients when compared to the oral tablet.

There was no evidence of any safety or tolerability issues. No adverse events were reported after administration of lingual spray doses. None of the subjects discontinued the study.

Previously published studies indicate that faster absorption of non-benzodiazepine hypnotics leads to shortened latency of sleep onset. Based on the appreciably higher AUC and concentration levels observed at the early time points, NovaDel's lingual spray may have the potential to shorten Ambien's average time to onset of therapeutic action, which is reported to be approximately 30 minutes. If these observations are borne out in subsequent studies in patients with insomnia, NovaDel's zolpidem lingual spray could ultimately benefit individuals who wish to achieve onset of sleep as rapidly as possible and for patients who have just ingested a meal, in which case absorption from a tablet would be even further delayed.

"We are extremely encouraged by the positive results from this initial study. It shows that we have chosen a drug in zolpidem which can be adapted very well to our lingual spray technology, and one in which we can potentially achieve a meaningful benefit for the patient," said Dr. Gary Shangold, President & CEO of NovaDel. Zolpidem is the leading prescribed sleep aid and owns a 94% share of the branded insomnia market, with revenues of more than $1.5 Billion in 2003.

NovaDel indicated that it plans to take the lingual spray version of zolpidem into full development. The next step will be a request for a meeting with the FDA to discuss the strategy for a clinical development program that could support the submission of an NDA under the provisions of section 505(b)(2) of the Federal Food, Drug & Cosmetics Act.

About NovaDel Pharma Inc.

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs. The Company's proprietary lingual spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability. The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMEX: NVD - News), visit our website at http://www.NovaDel.com.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company's control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company's most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

Contact:
NovaDel Pharma Inc.
Michael Spicer, 908-782-3431 ext. 2550
or
The Investor Relations Group
Erik Lux/John Nesbett, 212-825-3210